FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
August 7, 2012

SJI Reports Second Quarter Results
Reaffirms 2012 Guidance of 4 Percent to 8 Percent Growth in Economic Earnings

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the second quarter 2012 of $10.8 million, or $0.36 per share, as compared with income of $6.2 million, or $0.21 per share, for the second quarter 2011. For the first six months of 2012, GAAP income from continuing operations was $65.0 million, or $2.14 per share, as compared with $58.1 million, or $1.94 per share, in the first six months of 2011.

Income from continuing operations on an Economic Earnings basis for the second quarter 2012 was $8.6 million, or $0.28 per share, as compared with $5.9 million, or $0.20 per share, for the same period last year. Income from continuing operations on an Economic Earnings basis for the first six months of 2012 was $58.7 million or $1.93 per share, a 5.5 percent increase on a per share basis as compared with $54.8 million or $1.83 per share in the first six months of 2011.

“Building on the robust results achieved during the first six months of 2012, our expectations for the second half of 2012 position us well to perform within our guidance of 4 percent to 8 percent targeted Economic Earnings per share growth,” stated SJI Chairman & CEO Edward J. Graham. “The impact of utility capital investment programs, combined with contributions from new energy projects and an expanding commodity marketing business, sets the stage for continued growth in 2012 and beyond,” noted Graham.

SJI’s goal remains to achieve average annual Economic Earnings and dividend growth of at least 6 percent to 7 percent. Since 2006, SJI has significantly outperformed the goal for both income and dividend growth.

A reconciliation of Economic Earnings to net income for the three and six month periods ended June 30, 2012 and 2011 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

-MORE-

SJI Earnings – Add 1	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$10,832	$6,245	$65,043	$58,076
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,267)	(352)	(6,465)	(3,470)
Realized Losses/(Gains) on Inventory Injection Hedges	52	0	76	173
Economic Earnings	$8,617	$5,893	$58,654	$54,779

Earnings per Share from Continuing Operations	$0.36	$0.21	$2.14	$1.94
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.08)	(0.01)	(0.21)	(0.12)
Realized Losses(Gains) on Inventory Injection Hedges	0.00	0.00	0.00	0.01
Economic Earnings per Share	$0.28	$0.20	$1.93	$1.83

Utility Business Performance: South Jersey Gas’ net income for the second quarter of 2012 was $3.2 million as compared with $1.6 million last year. Net income for the first six months of 2012 was $38.3 million as compared with $33.9 million last year. There is no difference between SJG’s GAAP net income and Economic Earnings. Second quarter results were positively impacted by higher net margin driven by the impact of infrastructure investments made under the Capital Investment Recovery Tracker, customer growth and lower interest expense, more than offsetting higher operating expenses.

•
Regulatory Update – Work is progressing on the infrastructure projects approved in May by the New Jersey Board of Public Utilities as an extension of the CIRT. The program, which originally began in 2009 and was extended through 2012, accelerated planned capital expenditures that enhance the delivery of safe and reliable service. This program creates jobs and allows SJG to earn a return of, and a return on, these infrastructure investments as we spend those dollars. These projects focus on the replacement of aging bare steel and cast iron pipe in addition to other system improvements. Through the end of the second quarter 2012, SJG spent approximately $30 million on infrastructure replacement projects and experienced a net income benefit of just under $0.6 million. We anticipate spending an incremental $18 million by the end of 2012, producing a total net income contribution from 2012 infrastructure investments of $2.0 million this year and $2.7 million annually thereafter. SJG recovers the cost of these improvements through rate adjustments, consistent with previous infrastructure investment program approvals.

In July, SJG filed with the NJBPU for a 5-year, $250 million extension of this accelerated infrastructure investment program. The filing requests a program that mirrors the existing CIRT and permits investments of $50 million annually for the life of the program. This multi-year accelerated infrastructure program would allow SJG to continue to focus on infrastructure investments designed to bolster the safety and integrity of our gas delivery systems.
-MORE-

SJI Earnings – Add 2

•
Customer Growth - South Jersey Gas increased its customer base during the 12-month period ended June 30, 2012, by 5,959 to a total of 354,305 customers. We achieved this 1.7 percent increase in total customers primarily through increased conversions to natural gas from other fuel sources. We added over 2,500 conversion customers during the first six months of 2012 with a target of an additional 2,500 customers via conversion in the second half of 2012 as we complete main extension projects. On an annualized basis, this customer growth is worth approximately $1.8 million in incremental margin. Also, we expect that continued development in Atlantic City will be supportive of customer growth in the surrounding areas over the next few years.

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $7.6 million for the second quarter 2012 compared with $4.6 million in 2011. For the first six months of 2012, income from continuing operations on a GAAP basis was $26.8 million, compared with $24.2 million for the same period in 2011. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations contributed $5.4 million for the second quarter 2012, as compared with $4.3 million during the second quarter of 2011. For the first half of 2012, non-utility operations delivered Economic Earnings of $20.4 million versus $20.9 million during the same period last year.

We group our non-utility activities in two business units: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Performance in these business segments was as follows:

•
Retail Energy– Retail Energy reported income from continuing operations on a GAAP basis of $9.1 million for the second quarter of 2012 as compared with $3.4 million for the same period in 2011. This downstream business added $5.9 million in Economic Earnings to SJI’s bottom line in the second quarter of 2012, compared with $2.9 million in the prior-year period. Second quarter 2012 results included the recognition of $4.8 million of investment tax credits associated with a number of renewable energy projects as compared with $0.6 million of ITC recognized in the second quarter of 2011. For the first six months of 2012, income from continuing operations on a GAAP basis was $22.5 million as compared with $16.9 million in 2011. Economic Earnings were $16.9 million for the first half of 2012 compared with $14.1 million in 2011. On a year-to-date basis, we have recognized a total of $15.1 million in ITC as compared with $8.2 million in the first half of 2011. Based upon our current project queue, we anticipate recognizing approximately $24 million of ITC for the full year 2012 as compared with a total of $21.4 million in 2011. We recognize ITC for projects under construction when we are confident that the project will be completed during the current calendar year.

-MORE-

SJI Earnings – Add 3

Retail Energy results for the second quarter as compared with the second quarter of 2011 were impacted by several items of note:

•
Our retail commodity marketing business essentially broke even for the second quarter as compared with Economic Earnings of $0.7 million last year, primarily due to lower volumes and decreased margins driven in part by warmer weather, coupled with the end of a major electricity contract.

•
Second quarter 2011 results for our South Jersey Energy Service Plus business included income of $1.2 million from the transaction where SJESP sold its service contracts to a third party. This transaction was not repeated during the second quarter of 2012.

•
Excluding ITC’s, Marina Energy’s results increased almost 75 percent as compared with second quarter 2011. This was due to both the Hartford acquisition and the thermal plant serving the Revel resort coming on-line during the second quarter 2012. Offsetting this increase were higher business development and acquisition costs, the impacts of extremely low energy prices on our landfill gas and solar projects and the absence of income associated with the energy facility at Resorts Casino, which was sold in the third quarter of 2011.

Two solar projects came on-line during the second quarter; both feature 15-year contract terms. These Marina Energy solar projects are located at manufacturing facilities in northern New Jersey and produce an aggregate 1.63 megawatts of electricity.

In April, Energenic-US, LLC, the long-term partnership between Marina Energy LLC and DCO Energy LLC, completed the acquisition of The Energy Network, LLC, the holding company for TEN Companies, Hartford Steam Company and CNE Power I, LLC from Iberdrola USA, Inc. for approximately $50.5 million. These key assets provide district energy services to a variety of tenants. The downtown cogen system provides chilled and heated water plus electric generation to 44 buildings. The South-end cogen system provides electric generation, and chilled and heated water to two tenants, Hartford Hospital and The Learning Corridor, a multi-building campus housing several educational institutions and a performing arts center.

Energenic began providing for the energy needs at the Revel resort complex in Atlantic City which opened to the public in April, two months ahead of schedule. This $162.0 million district energy facility was project financed and provides all heating, chilling, and electricity to this upscale, destination resort.

Energenic’s cogeneration facility at the district energy facility that serves Revel Resort in Atlantic City became operational in July. This $23.0 million plant provides 7.8 megawatts of additional capacity to the district energy facility.

In June, Energenic announced a major public-private construction project with Montclair State University. The project, launched under the 2009 New Jersey Economic Stimulus Act, will develop a new combined heating, cooling, and power system for the Montclair State campus on property leased from the University for a term of 30 years.

-MORE-

SJI Earnings – Add 4

This up-to $99 million project will provide natural gas-fired electric generation, chilled water, and steam for heat. The steam, condensate, and chilled water will be delivered to and returned from campus buildings via the new energy distribution system. The majority of the campus’ electricity requirements will be satisfied by the onsite plant, which will be designed to operate continuously producing electric power of approximately 5.4 megawatts. The 18-month construction project is expected to employ approximately 400 workers.

In addition to the Montclair project, the Marina/Energenic project construction queue consists of 10 solar projects that are projected to come on-line by the end of 2012. The 10 solar projects range in size from 0.5 megawatt to 7.4 megawatts and will provide over 23.0 megawatts when completed. These projects will become operational during the third and fourth quarters of 2012. Legislation recently signed by New Jersey’s Governor Christie which accelerates the renewable portfolio standard requirement is expected to support higher prices for Solar Renewable Energy Credit levels in the future. As a result, we anticipate that the profitability of both existing and future solar projects will benefit.

Demand for renewable and natural gas-fired energy projects also remains strong. Given our demonstrated expertise in the design, construction and operation of complex energy projects, we are engaged in a number of active discussions on additional projects totaling over 35 megawatts on both the local and national levels.

•
Wholesale Energy –For the second quarter, wholesale energy reported a loss from continuing operations on a GAAP basis of $1.5 million compared with income of $1.2 million in the same period last year. Economic Earnings for the second quarter 2012 reflected a loss of $0.5 million for this upstream business, as compared with income of $1.3 million in the second quarter of 2011. For the first six months of 2012, income from continuing operations on a GAAP basis was $4.3 million compared with $7.3 million for the same period in 2011. The wholesale energy business produced Economic Earnings of $3.5 million in the first half of 2012, as compared with $6.7 million in during the first half of 2011. Wholesale gas marketing continues to be impacted by the same thin storage spreads experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. The focus of our wholesale business has shifted to gas marketing opportunities throughout the Northeast with less emphasis on traditional storage and transportation optimization strategies. As a result we anticipate this business will recoup much of the year-over-year shortfall in the second half of 2012.

-MORE-

SJI Earnings – Add 5

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, averaged 45.5 percent for the four quarters ended June 30, 2012 as compared with 47.6 percent for the same period ending June 2011. Significant infrastructure investments at the utility, and energy project investments at Marina, coupled with cash collections under regulatory clauses at the utility moving to future periods due to extremely warm weather, drove the decrease in our average equity-to-capitalization ratio. Our goal remains for this ratio to average at approximately 50 percent annually. In support of that goal, SJI revised its dividend reinvestment plan at the end of the second quarter 2011 from purchasing shares used in the program in the open market to using newly issued shares. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of over $9 million during the first half of 2012. In July 2012, we raised an additional $21.5 million of equity capital. We continue to actively manage our balance sheet as we target an average equity-to-capitalization ratio of approximately 50 percent annually.

Webcast and Conference Call Details
To participate in the conference call, please pre-register now by going to the South Jersey Industries website, http://www.sjindustries.com, clicking on Investors and then on the pre-registration link. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8035 approximately 15 minutes ahead of the scheduled call time, enter the participant pass code 67031438 and the PIN you received during pre-registration. International callers may dial 1-617-213-4848, enter the participant pass code 67031438 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then on the webcast icon. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming on-line; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

-MORE-

SJI Earnings – Add 6

About South Jersey Industries
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com. Find us on facebook at facebook.com/southjerseyindustries and on twitter @sjindustries.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.
We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of gas in storage in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per
Share:

-MORE-

SJI Earnings – Add 7	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Income from Continuing Operations	$10,832	$6,245	$65,043	$58,076
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,267)	(352)	(6,465)	(3,470)
Realized Losses/(Gains) on Inventory Injection Hedges	52	0	76	173
Economic Earnings	$8,617	$5,893	$58,654	$54,779

Earnings per Share from Continuing Operations	$0.36	$0.21	$2.14	$1.94
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.08)	(0.01)	(0.21)	(0.12)
Realized Losses(Gains) on Inventory Injection Hedges	0.00	0.00	0.00	0.01
Economic Earnings per Share	$0.28	$0.20	$1.93	$1.83

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Non-Utility Income From Continuing Operations	$7,596	$4,626	$26,769	$24,160
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,267)	(352)	(6,465)	(3,470)
Realized Losses/(Gains) on Inventory Injection Hedges	52	0	76	173
Non-Utility Economic Earnings	$5,381	$4,274	$20,380	$20,863

Wholesale Energy (Loss)/ Income From Continuing Operations	$(1,489)	$1,242	$4,309	$7,270
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	967	103	(914)	(727)
Realized Losses/(Gains) on Inventory Injection Hedges	52	0	76	173
Wholesale Energy Economic Earnings	$(470)	$1,345	$3,471	$6,716

Retail Energy Income/(Loss) From Continuing Operations	$9,085	$3,384	$22,460	$16,890
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(3,234)	(455)	(5,551)	(2,743)
Retail Energy Economic Earnings	$5,851	$2,929	$16,909	$14,147

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended June 30,			Six Months Ended June 30,
			Increase			Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
Operating Revenues:
Utility	$59,056	$64,970	$(5,914)	$238,258	$239,359	$(1,101)
Nonutility	62,857	95,507	(32,650)	158,487	253,040	(94,553)
Total Operating Revenues	121,913	160,477	(38,564)	396,745	492,399	(95,654)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	20,286	28,042	(7,756)	106,551	110,682	(4,131)
Nonutility	49,233	81,316	(32,083)	119,836	214,896	(95,060)
Operations	26,416	24,491	1,925	54,198	50,185	4,013
Maintenance	3,371	3,215	156	6,563	6,224	339
Depreciation	10,485	8,853	1,632	20,089	17,505	2,584
Energy and Other Taxes	1,865	2,121	(256)	5,743	7,421	(1,678)
Total Operating Expenses	111,656	148,038	(36,382)	312,980	406,913	(93,933)

Operating Income	10,257	12,439	(2,182)	83,765	85,486	(1,721)

Other Income and Expense	3,658	3,805	(147)	5,531	10,377	(4,846)
Interest Charges	(5,195)	(6,234)	1,039	(10,688)	(12,215)	1,527
Income Before Income Taxes	8,720	10,010	(1,290)	78,608	83,648	(5,040)
Income Taxes	1,072	(3,004)	4,076	(14,812)	(25,514)	10,702
Equity in Earnings(Loss) of Affiliated Companies	1,040	(761)	1,801	1,247	(58)	1,305
Income from Continuing Operations	10,832	6,245	4,587	65,043	58,076	6,967
Loss from Discontinued Operations - (Net of tax benefit)	(498)	(166)	(332)	(634)	(549)	(85)
Net Income	$10,334	$6,079	$4,255	$64,409	$57,527	$6,882

Basic Earnings Per Common Share:
Continuing Operations	$0.36	$0.21	$0.15	$2.14	$1.94	$0.20
Discontinued Operations	(0.02)	(0.01)	(0.01)	(0.02)	(0.02)	—
Basic Earnings Per Common Share	$0.34	$0.20	$0.14	$2.12	$1.92	$0.20

Average Shares of Common Stock Outstanding - Basic	30,393	29,953	440	30,321	29,926	395

Diluted Earnings Per Common Share:
Continuing Operations	$0.36	$0.21	$0.15	$2.14	$1.94	$0.20
Discontinued Operations	(0.02)	(0.01)	(0.01)	(0.02)	(0.02)	—
Diluted Earnings Per Common Share	$0.34	$0.20	$0.14	$2.12	$1.92	$0.20

Average Shares of Common Stock Outstanding - Diluted	30,472	30,037	435	30,397	30,014	383